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                                                                    EXHIBIT 10.5

                                 June 25, 2003

Craig R. Lentzsch

Dear Craig:

         This letter confirms our discussions regarding your separation from employment with Greyhound Lines, Inc. ("Greyhound") and constitutes a Notice of Termination Without Good Cause of the Second Amended Executive Employment Agreement dated as of March 16, 1999 (the "Employment Agreement") by and among you, Greyhound and Laidlaw Inc. (now Laidlaw International, Inc.) ("Parent"). The terms set forth below constitute Greyhound's offer and, by your signature, your acceptance of the terms reached regarding these matters (the "Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms as set forth in the Employment Agreement.

1. Separation from Employment. Your employment with Greyhound and your position as an officer and/or director of Greyhound and affiliates will end effective with the close of business on June 30, 2003 (the "Separation Date"). The Employment Agreement shall be deemed terminated as of that date "Without Good Cause" pursuant to Section 2.c.(4) thereof.

2. Salary, Benefits and Severance. You have received or will receive the following payments and benefits pursuant to your employment with Greyhound, your participation in Greyhound's benefit plans and pursuant to the terms of your Employment Agreement:

         (a)      Payment of your current Base Salary through the Separation
         Date;

         (b) Payment of accrued and unused vacation benefits, if any, as of the Separation Date;

         (c) Present or future payment or other entitlement, in accordance with the terms of the applicable plan or other benefit, of any benefits to which you have vested entitlement under the terms of employee benefit plans established by Greyhound;

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Mr. Lentzsch
June 25, 2003
Page 2

         (d) In lieu of providing ninety (90) days written notice to you pursuant to Section 2.c.(4)(a) of the Employment Agreement, payment of ninety (90) days pay at your current Base Pay Rate;

         (e) Consistent with your Employment Agreement, a lump sum cash payment equal to three (3) times the sum of: (i) your current annualized Base Salary, and (ii) the full, non-pro rata Annual Target Award of Incentive Compensation based on your current annualized Base Salary;

         (f) A continuation of the Employee Benefits set forth in Sections 1.d. (2), (4), (5), (6), (8) and (9) of the Employment Agreement for a period of 36 months after the Separation Date; provided, however, the amounts payable pursuant to Sections 1.d.(5) and (6) of the Employment Agreement shall be paid in a single lump sum payment;

         (g) Payment of all amounts vested as of the Separation Date and to which you are entitled under the terms of Greyhound's SERP;

         The amounts payable in accordance with subparagraphs (a), (b), (d),
(e), (f) (excluding certain Employee Benefits where deductions and withholdings are not required by law) and (g) of this paragraph are gross amounts, subject to lawful deductions and withholdings, including any you have previously authorized. The amounts payable in accordance with subparagraphs (a), (b), (d),
(e) and the lump sum amount in subparagraph (f) of this paragraph shall be calculated and agreed upon and paid to you by Greyhound on or before July 1, 2003. The amounts payable in accordance with subparagraphs (c), (f) (excepting the lump sum amount) and (g) of this paragraph shall be paid to you by Greyhound in the time and manner prescribed by the applicable benefit program or plan, or in accordance with Greyhound's customary practices; provided, however, the amounts payable in accordance with subparagraph (g) of this paragraph shall be paid to you by Greyhound on or before August 29, 2003.

         You agree that the payments required under the above subparagraphs of this paragraph are intended to be exclusive and to supersede any severance pay plans or policies adopted by Greyhound and that you shall not be entitled to any additional severance compensation under any other severance plan or policy adopted by Greyhound.

         Greyhound will reimburse you for all authorized reimbursable business expenses, if any, based on your submission of appropriate expense reports along with the required receipts and documenting information. Final expense reports for any

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Mr. Lentzsch
June 25, 2003
Page 3

remaining outstanding reimbursable expenses you have incurred through the Separation Date must have been submitted by the close of business on July 31, 2003, except for any charges not billed to you by that time, in which case the expense must be promptly submitted upon your receipt of the billing.

3. Stock Incentives and Awards. It is agreed that there are no stock options, incentives or awards due or payable to, or vested and exercisable by, you.

4. Non-Competition, Non-Disclosure, Return of Greyhound Property and Non-Solicitation. You agree that the provisions of Section 9 of your Employment Agreement (with the exception of Section 9.d. thereof), as modified by this Agreement, concerning non-disclosure of Confidential Information, the return of Greyhound property and the non-solicitation of Greyhound personnel, will continue in effect. It is agreed that the non-competition provisions of Section 9.d. shall not apply. Unless otherwise agreed to in writing, you agree to return to Greyhound, any and all items of its property that came into your possession during your employment with Greyhound as required by Section 9.b. of the Employment Agreement.

5. Indemnification. We agree that the provisions of Section 8 of your Employment Agreement concerning indemnification in connection with your employment with Greyhound through the Separation Date will continue in effect. Additionally, the Indemnification Agreement dated October 16, 1998 by and between you and Greyhound will remain in full force and effect.

6.       Other Commitments.

         (a) During the sixty (60) days following the Separation Date, you shall provide transitional assistance to Greyhound to the extent we mutually agree at no further cost to Greyhound. During this period, Greyhound will reimburse you for all reimbursable business expenses, if any, incurred with the approval or at the request of Greyhound and will provide reasonable clerical support for any agreed upon transitional assistance you have agreed to provide. The non-disclosure obligations of your Employment Agreement will continue in effect during the course of any such transitional assistance.

         (b) You will have until the close of business on July 23, 2003 to vacate your office and remove your personal property from your office.

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Mr. Lentzsch
June 25, 2003
Page 4

         (c) Greyhound will cooperate with the notification of your address change and will promptly forward all personal e-mail, telephone calls, messages or mail in a timely manner.

         (d) You, Greyhound and Parent have agreed that your separation of employment shall be communicated internally and externally as having resulted from the Parent's desire for a visible change at Greyhound and that none of us shall make any statement, oral or written, that is inconsistent with this understanding.

7. Governing Law and Interpretation. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES UNDER IT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law.

8. Notices. All notices required under this Agreement or the Employment Agreement shall be in writing and sent or delivered in the manner prescribed by the Employment Agreement. All notices to you shall be sent to the address set forth above, with a copy to: James Birch, Esq. Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas TX 75201.

9. Successors and Assigns, Beneficiaries. This Agreement and the terms, conditions, provisions, rights and benefits hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns, and, in your case, your heirs, legal representatives and beneficiaries.

10. Consultation with an Attorney. You have the right and are encouraged by Greyhound to consult with an attorney of your choosing before executing this Agreement. Greyhound shall reimburse you for your reasonable attorneys' fees incurred in connection with the negotiation and execution of this Agreement.

11. Effective Date. This Agreement will become effective and enforceable upon your execution and return of this document.

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Mr. Lentzsch
June 25, 2003
Page 5

12. Voluntary Agreement. You acknowledge that execution of this Agreement is knowing and voluntary on your part, and that you have had a reasonable time to deliberate regarding its terms.

13. Consideration. Whether expressly stated herein or not, all obligations that you assume and undertakings that you make by executing this Agreement are understood to be in consideration of the mutual promises and undertakings herein.

14. Arms Length Negotiations. This Agreement is a product of arms length negotiations among the parties and each of us agrees that the terms, conditions and provisions thereof are fair and reasonable.

15. Greyhound and Parent Assurances. As of this date and after giving effect to this Agreement, Greyhound and Parent are solvent entities, capable of paying their respective debts and liabilities as they become due in the normal course of business.

16. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between you, Greyhound and Parent concerning the separation of your employment with Greyhound, and may be modified only by a writing of contemporaneous or subsequent date executed by both you and an authorized official of Greyhound and Parent.

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Mr. Lentzsch
June 25, 2003
Page 6

         If the foregoing accurately reflects the agreements we have reached, please execute both copies of this letter in the space provided below. You should return one executed original to the undersigned, and maintain the other executed original in your files.

                                                Sincerely,

                                                GREYHOUND LINES, INC.
                                                LAIDLAW INTERNATIONAL, INC.

                                                By: /s/ Kevin E. Benson
                                                    ----------------------------
                                                    Kevin E. Benson
                                                    President and CEO
                                                    Laidlaw International, Inc.

Agreed and Accepted this 24th day of June, 2003

By: /s/ Craig R. Lentzsch
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    Craig R. Lentzsch